EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Landmark Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-103091) on Form S-8 of Landmark Bancorp, Inc. of our report dated March 29, 2013, with respect to the consolidated balance sheets of Landmark Bancorp, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of earnings, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Landmark Bancorp, Inc.

/s/ KPMG LLP

Kansas City, Missouri

March 29, 2013